Exhibit 99.1

MULTIMEDIA GAMES REPORTS FISCAL 2008 FIRST QUARTER RESULTS

AUSTIN, Texas, February 6, 2008 – Multimedia Games, Inc. (Nasdaq: MGAM) today reported operating results for its fiscal 2008 first quarter for the period ended December 31, 2007, as summarized in the table below:

Summary of Q1 Results

(In millions, except per-share and player terminal data)

	For the Three Months Ended December 31,
	2007	2006
Revenue	$30.2	$29.1
EBITDA(1)	$14.7	$11.4
Net income (loss)	$0.4	$(2.8)
Diluted earnings (loss) per share	$0.01	$(0.10)
Average installed player terminals:
Class II
(Legacy and Reel Time Bingo® games)	4,037	7,026
Oklahoma compact games(2)	4,190	2,859
Mexico	3,114	778
Other gaming units(3)	2,737	2,511

(1)	EBITDA is defined as earnings (loss) before interest, income taxes, amortization, depreciation, and accretion of contract rights. A reconciliation of EBITDA to net income (loss), the most comparable generally accepted accounting principles (“GAAP”) financial measure, can be found attached to this release.
(2)	“Oklahoma compact games” includes stand-alone offerings and server-based games.
(3)	“Other gaming units” includes those gaming units placed in charity halls, Malta, and Rhode Island lottery.

Fiscal 2008 First Quarter Review

For the Q1 FY ‘08 period, Multimedia Games (“Multimedia”) reported revenue of $30.2 million representing a 4.1% year-over-year improvement from revenue of $29.1 million for the Q1 FY ‘07 period and a modest quarterly sequential decline that reflects the historical seasonality in Multimedia’s business. The year-over-year revenue improvement was primarily driven by a 96% increase in revenue from games played under the Oklahoma compact, a 367% increase in revenue from the Mexico electronic bingo market, a 40% rise in revenue derived from Multimedia’s New York Lottery operations, and $0.7 million in revenue related to the sale of 50 player terminals to a Washington State customer. In aggregate, these increases offset a 47% year-over-year decline in gross Class II revenue, which was primarily a result of the Company’s efforts to transition a large percentage of its Oklahoma linked, standard sequence bingo games to one-touch, stand-alone offerings.

Q1 FY ‘08 net income was approximately $0.4 million, or $0.01 per diluted share, compared to a net loss of approximately $2.8 million, or a loss of $0.10 per diluted share, for the Q1 FY ‘07 period. The net loss incurred in the Q1 FY ‘07 period in part reflected the impact of higher selling, general and administrative expenses compared with the Q1 FY ‘08 period. EBITDA in the Q1 FY ‘08 period was $14.7 million, a 28.6% rise over EBITDA of $11.4 million in Q1 FY ‘07.

Clifton E. Lind, Multimedia’s President and Chief Executive Officer, commented, “While Multimedia’s Q1 FY ‘08 operating results reflect the historical seasonality that typically causes the December quarter to be the lowest performing period in our fiscal year, the Company continued to make progress on several key initiatives aimed at improving our competitive position. Specifically, we ended Q1 FY ‘08 with an installed base of gaming units that was 10% larger than the installed base at the end of Q1 FY ‘07 and which was 6.4%, or 868 units, larger than the installed base at the end of Q4 FY ‘07. We expect that operating results over the near- and long-term will benefit from this larger installed base of player terminals, anticipated meaningful additions to this installed base in Mexico and Oklahoma throughout FY ‘08, and the continued introduction of new products for current and new markets.

“The transition of our of linked, standard sequence bingo games and server-based compact games in Oklahoma to one-touch, stand-alone offerings continued in Q1 FY ‘08 with our stand-alone base rising by 319 units on a quarterly sequential basis. As of December 31, 2007, stand-alone games comprised 68% of our Oklahoma installed base compared with 63% of our installed base as of September 30, 2007 and 32% as of December 31, 2006. With the completion late in calendar ‘07 of the development of our new game framework and mGAME™ Traditional Style Video platform, our focus for the Oklahoma market going forward is on the expansion of our library of proprietary video and mechanical reel game themes and the strategic deployment of these offerings in concert with the continued roll-out of popular, licensed third-party games for which we currently have exclusive rights for certain of the larger facilities we serve.

“Late in Q3 FY ‘08, we expect the opening of the initial phase of a key customer’s facility expansion in southern Oklahoma at which time we will add approximately 840 new compact units at this facility. The Company will then add approximately 560 additional compact units at this facility near the end of FY ‘08. Our placements for both the first and second phases of this expansion will include a mix of our proprietary titles and the third-party titles that we are licensed to place in this market. The continued roll-out of stand-alone units and the significant expansion at our key customer’s premiere property is expected to drive long-term revenue growth in Oklahoma.

“In Mexico, our installed base as of December 31, 2007 rose by nearly 1,000 units on a quarterly sequential basis with 459 of the incremental units being added in the last month of Q1 FY ‘08. Reflecting this progress, we now have units installed across 14 facilities between two customers. Our installed base in Mexico grew by 282% year over year, and we continue to expect meaningful unit growth in this market throughout the balance of calendar 2008. With the ongoing growth in our Mexico installed base, we will seek additional ways to support our current customers’ efforts to improve hold per day as a means of building the contributions to operating results from this market.

“Multimedia’s revenue generated by providing the central determinant system to the New York Lottery increased by approximately 40% in Q1 FY ‘08 as compared to Q1 FY ‘07. The increase in revenue is attributable to an increase in the overall number of units on the system as well as to growth in revenue on a same-facility basis. Multimedia has relatively fixed costs associated with operating and supporting the system deployed in the New York market. As such, continued growth in revenues at existing facilities and market expansion would be beneficial to our operating results.

“We continue to address the new and replacement unit opportunities for the Washington State market. Multimedia has games and content to address this opportunity, and we’re well positioned to realize new sales revenue as well as ongoing participation in a modest daily recurring revenue stream as our new placements in this market are expected to continue throughout FY ‘08.

“Revenue diversification and expansion into markets not previously served by Multimedia remains a corporate priority. In December, we installed our first 50 Class III units in Rhode Island, and we are encouraged by the initial performance of these units. We are pursuing further opportunities to enter traditional Class III markets, and we believe the solid initial performance of our proprietary Class III units in both Oklahoma and Rhode Island bodes well for our potential success in other new jurisdictions.

“Last month Multimedia was selected to develop and provide electronic bingo (“eBingo”) gaming software, support systems, technical assistance, training and related services to the Ontario Lottery and Gaming Corporation (“OLG”). The initial agreement calls for Multimedia to complete software development and provide support services and site licenses during the first year of operation and we plan to complete development work on our product for this market by the end of calendar 2008. This agreement marks Multimedia’s latest venture into the large, traditional charitable bingo gaming market, and we believe that there are several domestic and international jurisdictions where our systems development capabilities can lead to additional contracts of this type for Multimedia.

“As noted above, the first phase of a customer’s facility expansion in southern Oklahoma is expected to come online this June, and at that time we will have completed our portion of the economic funding of this expansion. The completion of this funding requirement totaling $66 million, which has averaged approximately $1 million a week since May 2007, and the placement of new units at this facility is expected to benefit cash flow during the last quarter of FY ‘08 and beyond.”

Lind concluded, “With our diversification efforts gaining market acceptance, the expected benefit from the roll-out of new products in new markets and the inflection point on cash flow generation drawing closer, we anticipate progress toward our goal of delivering improved operating results for the balance of FY ‘08.”

The table below sets forth Multimedia’s end-of-period installed player terminal base by product line or market for the fiscal quarters ended December 31, 2007, September 30, 2007, and December 31, 2006.

Quarter Ended	Reel Time Bingo	Legacy and Other(1)	Total Class II Units	Class III Units(2)	Mexico Electronic Bingo Units	Charity Units	Total Units
12/31/2007	3,477	508	3,985	4,419	3,513	2,513	14,430
9/30/2007	3,840	550	4,390	4,088	2,515	2,569	13,562
12/31/2006	5,943	362	6,305	3,324	919	2,541	13,089

(1)	Includes 166 traditional electronic bingo games installed in certain international markets for the quarters ended December 31 and September 30, 2007.
(2)	The “Class III Units” total as of 12/31/2007 includes 50 units that were installed in Rhode Island compared to no Class III units installed in Rhode Island at either 9/30/2007 or 12/31/2006. “Class III Units” totals for all three above noted periods also reflects installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma, including Multimedia’s and other vendors’ stand-alone games.

The table below breaks out by product line Multimedia’s end-of-period, Oklahoma installed player terminal base for the fiscal quarters ended December 31, 2007, September 30, 2007, and December 31, 2006.

Quarter Ended	Total Class II Units	Stand-Alone Units	Other Compact Units(1)	Total Compact Units	Total Units
12/31/2007	1,723	4,167	202	4,369	6,092
9/30/2007	2,017	3,848	240	4,088	6,105
12/31/2006	3,301	2,111	1,213	3,324	6,625

(1)	“Other Compact Units” represents server-based games.

Multimedia will provide an update on its total installed base and product mix at January 31, 2008 on or about February 15, 2008.

Selling, general and administrative expense in the December 31, 2007 quarter decreased by $2.5 million to $16.1 million from $18.6 million for the December 31, 2006 quarter, due primarily to a lower head count, a decrease in consulting and contract labor related to the design of our mGAME™ Gaming Cabinets, a decline in legal fees associated with litigation, and the inclusion in the SG&A expenses in the prior year period of write-offs of third party gaming content reflecting Multimedia’s initiative to transition its Oklahoma installed base from multi-touch, Class II units to stand-alone Class III units.

Research and development expense in the December 31, 2007 quarter decreased by $1.1 million, or 22%, to $4.0 million, from $5.1 million for the December 31, 2006 quarter. Multimedia capitalized $1.2 million in costs related to the internal development of software for its gaming products and systems during the quarter ended December 31, 2007 compared to $0.6 million during the quarter ended September 30, 2007. Approximately $0.9 million of the capitalized costs in the December 2007 quarter were related to the development of new content, and approximately $0.3 million was for systems. For the three months ended December 31, 2007, capital expenditures were $12.3 million, of which $3.7 million was related to the building of our proprietary mGAME™ Gaming Cabinets, $6.7 million was related to gaming equipment and licenses purchased under the third party vendor agreements, and $1.9 million was related to Mexico additions and maintenance capital expenditures. Multimedia’s “Share-based Payment” under the Statement of Financial Accounting Standards, or SFAS, No. 123(R), reflects a charge of approximately $0.4 million on a pre-tax basis in Q1 FY ‘08, compared with a pretax charge of $0.4 million in Q1 FY ‘07.

Conference Call

Multimedia Games, Inc. is hosting a conference call and webcast today, February 6, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 719-325-4851 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements based on Multimedia’s current expectations. The words “will,” “expect,” “plan,” “believe,” “hope,” and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that Multimedia’s planned conversion of existing Class II games in Oklahoma to Class III stand-alone games may not be as successful as anticipated or achieve expected market acceptance and that the placement of more Class III stand-alone games in Oklahoma will not result in anticipated increases to Multimedia’s Oklahoma revenues or profitability; (ii) the risk that Multimedia’s introduction of new proprietary stand-alone offerings on Multimedia’s mGAME platform will not result in the expected diversification and expansion of Multimedia’s Class III stand-alone mix due to a lack of market acceptance of the new offerings or competitive pressures; (iii) the risk that the opening of the initial phase of the key customer’s facility expansion in southern Oklahoma and the associated completion of Multimedia’s related funding requirements will not result in the expected increases in Multimedia’s placed units at the customer’s facility or generate free cash flow in the amounts or on the timeline Multimedia anticipates due to delays or other difficulties in the expansion of the customer’s facility and placement of units at the facility; (iv) the risk that Multimedia’s installed base in Mexico will not grow and contribute to revenues as expected due to delays in the opening of new facilities in Mexico, the placement of fewer units than anticipated in Mexico or demand in the market for our products; (v) the risk that Multimedia’s sales revenue from the placement of units in Washington State will not accelerate as expected due to lack of acceptance of Multimedia’s products or competitive pressures; (vi) the risk that the development, installation and deployment of the software products, systems and related services for the OLG in Ontario do not proceed as projected or are not as successful as anticipated as a result of technological impediments or other reasons; (vii) the risk that Multimedia’s attempts to enter new markets and diversify our revenue sources may not be successful for competitive, technical, regulatory or other reasons, and (viii) the continuing risks to our financial condition and operations from regulatory developments, ongoing competitive pressures, the failure of customers to place terminals and units into operation, the removal of terminals from facilities of existing customers and the failure of one or more of our projected revenue sources or significant development opportunities to generate anticipated revenues. Other important risks and uncertainties that may affect Multimedia’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections and elsewhere in Multimedia’s filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and September 30, 2007

(In thousands, except share and per-share amounts)

(Unaudited)

	December 31, 2007	September 30, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$186	$5,805
Accounts receivable, net of allowance for doubtful accounts of $1,012 and $854, respectively	23,060	22,176
Inventory	2,445	3,602
Deferred contract costs	116	—
Prepaid expenses and other	3,056	2,906
Notes receivable, current portion	11,571	12,248
Federal and state income tax receivable	608	—
Deferred income taxes	2,455	1,932

Total current assets	43,497	48,669
Restricted cash and long-term investments	900	928
Leased gaming equipment, net	39,333	38,579
Property and equipment, net	75,450	75,332
Notes receivable, net	49,730	36,797
Intangible assets, net	38,461	35,884
Other assets	5,161	3,497
Deferred income taxes	17,937	16,583

Total assets	$270,469	$256,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$750	$563
Accounts payable and accrued expenses	23,096	22,021
Federal and state income tax payable	1,859	2,444
Current deferred revenue	1,114	1,020

Total current liabilities	26,819	26,048
Revolving line of credit	18,097	7,000
Long-term debt, less current portion	74,541	74,484
Other long-term liabilities	900	928
Deferred revenue, less current portion	1,696	—

Total liabilities	122,053	108,460

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 32,172,114 and 32,134,614 shares issued, and 26,268,697 and 26,231,197 shares outstanding, respectively	322	321
Additional paid-in capital	80,612	80,112
Treasury stock, 5,903,417 common shares at cost	(50,128)	(50,128)
Retained earnings	117,602	117,498
Accumulated other comprehensive income	8	6

Total stockholders’ equity	148,416	147,809

Total liabilities and stockholders’ equity	$270,469	$256,269

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended December 31, 2007 and 2006

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006(2)
REVENUES:
Gaming revenue:
Class II	$8,040	$15,313
Oklahoma Compact	11,561	5,886
Charity	3,857	4,162
All other(1)	4,638	2,479
Gaming equipment, system sale and lease revenue	1,771	326
Other	368	884

Total revenues	30,235	29,050

OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	790	523
Selling, general and administrative expenses	16,101	18,612
Amortization and depreciation	12,523	14,477

Total operating costs and expenses	29,414	33,612

Operating income (loss)	821	(4,562)
OTHER INCOME (EXPENSE):
Interest income	1,134	1,574
Interest expense	(2,140)	(1,310)
Other	338	—

Income (loss) before income taxes	153	(4,298)
Income tax benefit	246	1,486

Net income (loss)	$399	$(2,812)

Basic earnings (loss) per common share	$0.02	$(0.10)

Diluted earnings (loss) per common share	$0.01	$(0.10)

Shares used in earnings per common share calculation:

Basic	26,254	27,534

Diluted	27,380	27,534

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, Mexico and Malta markets.
(2)	Certain amounts have been reclassified to conform to the current period presentation.

Reconciliation of U.S. GAAP Net income to EBITDA:

EBITDA is defined as earnings (loss) before interest, taxes, amortization, depreciation, and accretion of contract rights. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia’s past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EBITDA:

	For the Three Months Ended December 31,
	2007	2006
	(in thousands)
Net income (loss)	$399	$(2,812)
Add back:
Amortization and depreciation	12,523	14,477
Accretion of contract rights(1)	996	1,499
Interest expense (income), net	1,006	(264)
Income tax benefit	(246)	(1,486)

EBITDA	$14,678	$11,414

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

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